Exhibit 99.1

VCA Antech, Inc. Reports Second Quarter 2012 Results

  Second quarter revenue increased 16.6% to a second quarter record of $438.4 million
  Second quarter gross profit increased 3.9% to $100.6 million
  Second quarter diluted earnings per common share of $0.39

LOS ANGELES--(BUSINESS WIRE)--July 26, 2012--VCA Antech, Inc. (NASDAQ: WOOF), a leading animal healthcare company in the United States and Canada, today reported financial results for the second quarter ended June 30, 2012 as follows: revenue increased 16.6% to a second quarter record of $438.4 million, gross profit increased 3.9% to $100.6 million, net income was $34.3 million, and diluted earnings per common share was $0.39.

The second quarter of 2012 included a depreciation adjustment of $3.1 million related to acquired capital leases. Excluding the depreciation adjustment, adjusted gross profit, adjusted net income and adjusted diluted earnings per common share were $103.7 million, $36.2 million and $0.41 per common share.

For the six months ended June 30, 2012 and 2011, diluted earnings per common share were $0.79 and $0.78 respectively. The first quarter of 2012 included a gain of $5.7 million on our 20% interest in Associate Veterinary Clinics (“AVC”) held at the time we became the sole non-veterinarian shareholder of AVC. Excluding the gain on our interest in AVC and the depreciation adjustment noted above, adjusted diluted earnings per common share for the six months ended June 30, 2012 and 2011 were $0.74 and $0.78.

Bob Antin, Chairman and CEO, stated, “We continued to grow revenue during the quarter as a result of both acquisitions and same-store results. The pace of the economic recovery, however, slowed during the quarter which primarily impacted our Animal Hospital business segment's organic growth rates and related margins. Looking forward to the second half of 2012, we are focusing our efforts on maintaining margins through various expense management related initiatives. We remain optimistic with respect to our overall revenue growth during the remainder of 2012.

“Animal Hospital revenue in the second quarter of 2012 increased 17.5%, to $342.3 million, driven by acquisitions made in the past twelve months and same-store revenue growth of 0.2%. Our Animal Hospital adjusted gross margin decreased to 15.3%, compared to 18.2%, for the prior year quarter. Our Animal Hospital adjusted operating margin declined to 13.0%, compared to 16.1%, for the prior-year quarter. Our same-store adjusted gross profit margin decreased to 15.5%, from 18.3%. During the quarter, we acquired five independent animal hospitals which had historical combined annual revenue of $10.8 million.

“Laboratory revenue in the second quarter increased 2.6%, to $86.6 million, driven by both an increase in the number of requisitions and the average revenue per requisition. Our Laboratory gross profit margin increased from 48.2% to 48.8% and our operating margin increased from 40.1% to 40.2%.

“Revenue from our other operations reported in our All Other segment increased $11.2 million in the second quarter to $27.4 million, which related primarily to the acquisition of Vetstreet and ThinkPets.”

2012 Financial Guidance

With respect to our outlook for the remainder of the year, we continue to assess the trends in the second quarter, but given the results of the quarter we expect that our results for the year will be closer to the bottom end of the range of our previously issued guidance.

Conference Call

We will discuss our second quarter 2012 financial results during a conference call today, July 26th, at 4:30 p.m. Eastern Time. A live broadcast of the call may be accessed by visiting our website at investor.vcaantech.com. The call may also be accessed by dialing (877) 293-5492. Interested parties should call at least ten minutes prior to the start of the call to register. Replay of the webcast will be available for ninety days by visiting the company's website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Among the forward-looking statements is our statement of optimism about our outlook for 2012 and other statements in this press release addressing our plans, expectations, future financial position and results of operation. These forward-looking statements are not historical facts and are inherently uncertain and out of our control. Any or all of our forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Among other factors that could cause our actual results to differ from this forward-looking information are: the continued effects of the economic uncertainty prevailing in regions in which we operate; our ability to execute on our growth strategy and to manage acquired operations (including Vetstreet); changes in demand for our products and services; fluctuations in our revenue adversely affecting our gross profit, operating income and margins; and the effects of the other factors discussed in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC.

About VCA Antech

We own, operate and manage the largest network of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country and we provide the largest online communication, professional education and marketing solution to the veterinary community. We also supply diagnostic imaging equipment to the veterinary industry.

VCA Antech, Inc. Consolidated Income Statements (Unaudited) (In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:
Animal hospital	$342,282	$291,332	$658,407	$561,273
Laboratory	86,620	84,385	171,350	163,934
All other	27,418	16,209	53,743	35,305
Intercompany	(17,948)	(15,821)	(35,663)	(29,284)
	438,372	376,105	847,837	731,228

Direct costs	337,765	279,273	653,851	554,618

Gross profit:
Animal hospital	49,380	52,940	94,936	92,493
Laboratory	42,296	40,669	82,847	77,399
All other	9,794	4,790	18,461	9,248
Intercompany	(863)	(1,567)	(2,258)	(2,530)
	100,607	96,832	193,986	176,610

Selling, general and administrative expense:
Animal hospital	7,995	6,044	15,052	12,127
Laboratory	7,510	6,853	15,108	13,489
All other	9,029	3,584	18,312	7,140
Corporate	14,463	10,182	29,576	20,090
	38,997	26,663	78,048	52,846
Net loss on sale of assets	112	60	635	149
Operating income	61,498	70,109	115,303	123,615
Interest expense, net	4,364	4,575	8,451	8,594
Business combination adjustment gain	—	—	(5,719)	—
Other income	(148)	(67)	(355)	(9)
Income before provision for income taxes	57,282	65,601	112,926	115,030
Provision for income taxes	21,504	25,536	40,827	44,469
Net income	35,778	40,065	72,099	70,561
Net income attributable to noncontrolling interests	1,458	453	2,534	2,110
Net income attributable to VCA Antech, Inc	$34,320	$39,612	$69,565	$68,451

Diluted earnings per share	$0.39	$0.45	$0.79	$0.78

Weighted-average shares outstanding for diluted earnings per share	88,723	87,304	88,555	87,303

VCA Antech, Inc. Consolidated Balance Sheets (Unaudited) (In thousands)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$64,067	$63,651
Trade accounts receivable, net	65,299	58,279
Inventory	54,282	48,661
Prepaid expenses and other	23,923	21,883
Deferred income taxes	27,671	26,310
Prepaid income taxes	21,310	18,373
Total current assets	256,552	237,157
Property and equipment, net	384,704	370,646
Other assets:
Goodwill	1,345,529	1,237,607
Other intangible assets, net	107,927	92,403
Notes receivable, net	6,232	6,202
Deferred financing costs, net	4,868	5,435
Other	45,383	45,918
Total assets	$2,151,195	$1,995,368
Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$34,974	$32,571
Accounts payable	34,798	37,797
Accrued payroll and related liabilities	46,857	42,658
Other accrued liabilities	56,270	43,968
Total current liabilities	172,899	156,994
Long-term debt, less current portion	613,181	586,282
Deferred income taxes	116,945	101,229
Other liabilities	35,574	25,947
Total liabilities	938,599	870,452
Redeemable noncontrolling interests	6,985	6,964
VCA Antech, Inc. stockholders’ equity:
Common stock	88	87
Additional paid-in capital	379,624	361,715
Retained earnings	815,223	745,658
Accumulated other comprehensive income	5	418
Total VCA Antech, Inc. stockholders’ equity	1,194,940	1,107,878
Noncontrolling interests	10,671	10,074
Total equity	1,205,611	1,117,952
Total liabilities and equity	$2,151,195	$1,995,368

VCA Antech, Inc. Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$72,099	$70,561
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,363	26,456
Amortization of debt issue costs	642	774
Provision for uncollectible accounts	2,551	2,492
Business combination adjustment gain	(5,719)	—
Net loss on sale of assets	635	149
Share-based compensation	7,767	2,531
Deferred income taxes	10,020	10,833
Excess tax benefit from exercise of stock options	(248)	(906)
Other	(528)	(202)
Changes in operating assets and liabilities:
Trade accounts receivable	(6,900)	(7,813)
Inventory, prepaid expense and other assets	(5,795)	(5,222)
Accounts payable and other accrued liabilities	(1,805)	(7,994)
Accrued payroll and related liabilities	1,102	16,021
Income taxes	(2,516)	7,940
Net cash provided by operating activities	108,668	115,620
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(75,828)	(11,804)
Real estate acquired in connection with business acquisitions	—	(1,900)
Property and equipment additions	(37,165)	(28,434)
Proceeds from sale of assets	78	140
Other	55	(493)
Net cash used in investing activities	(112,860)	(42,491)
Cash flows from financing activities:
Repayment of debt	(43,318)	(14,164)
Proceeds from issuance of long-term debt	50,000	—
Proceeds from revolving credit facility	50,000	—
Repayment of revolving credit facility	(50,000)	—
Payment of financing costs	(122)	—
Distributions to noncontrolling interest partners	(1,631)	(1,141)
Proceeds from issuance of common stock under stock option plans	2,885	2,456
Excess tax benefit from exercise of stock options	248	906
Stock repurchases	(2,770)	(2,337)
Other	(656)	(345)
Net cash provided by (used in) financing activities	4,636	(14,625)
Effect of currency exchange rate changes on cash and cash equivalents	(28)	153
Increase in cash and cash equivalents	416	58,657
Cash and cash equivalents at beginning of period	63,651	97,126
Cash and cash equivalents at end of period	$64,067	$155,783

VCA Antech, Inc. Supplemental Operating Data (Unaudited - In thousands, except per share amounts)

Table #1
Reconciliation of net income attributable to	Three Months Ended June 30,		Six Months Ended June 30,
VCA Antech, Inc., to adjusted net income
attributable to VCA Antech, Inc. (1)	2012	2011	2012	2011

Net income attributable to VCA Antech, Inc.	$34,320	$39,612	$69,565	$68,451
Business combination adjustment gain (2)	—	—	(5,719)	—
Depreciation expense adjustment (3)	3,051	—	3,051	—
Tax benefit from depreciation expense adjustment (3)	(1,194)	—	(1,194)	—
Adjusted net income attributable to VCA Antech, Inc.	$36,177	$39,612	$65,703	$68,451

Table #2	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of diluted earnings per share to
adjusted diluted earnings per share (1)	2012	2011	2012	2011

Diluted earnings per share	$0.39	$0.45	$0.79	$0.78
Impact of business combination adjustment gain (2)	—	—	(0.06)	—
Impact of depreciation expense adjustment (3)	0.03	—	0.03	—
Impact of tax benefit from depreciation expense adjustment (3)	(0.01)	—	(0.01)	—
Adjusted diluted earnings per share (4)	$0.41	$0.45	$0.74	$0.78
Shares used for computing adjusted
diluted earnings per share	88,723	87,304	88,555	87,303

Table #3	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of gross profit to
adjusted gross profit (1)	2012	2011	2012	2011

Consolidated gross profit	$100,607	$96,832	$193,986	$176,610
Impact of depreciation expense adjustment (3)	3,051	—	3,051	—
Consolidated adjusted gross profit	$103,658	$96,832	$197,037	$176,610
Consolidated adjusted gross profit margin	23.6%	25.7%	23.2%	24.2%

(1)

Management uses adjusted net income, adjusted diluted earnings per share, and adjusted gross profit and its components among other factors, to measure the performance of the overall Company. Further, we believe that investors' understanding of our performance is enhanced by disclosing these measures. Adjusted net income and its components and adjusted diluted EPS measures are not, and should not be viewed as substitutes for, U.S. generally accepted accounting principles (GAAP) net income and its components and diluted earnings per share.

(2)	As a result of the acquisition of a controlling interest in AVC, we recorded a gain for the increase in value of our previously held interest in AVC, which we acquired in 2008.

(3)	Due to the corrections on the calculation of depreciation on certain assets, we recognized additional depreciation expense during the quarter. The rate used to calculate the tax benefit is the statutory rate for this year.

(4)	Amounts may not add due to rounding.

VCA Antech, Inc. Supplemental Operating Data (Unaudited - In thousands)

			As of
Table #4			June 30,	December 31,
Selected consolidated balance sheet data			2012	2011

Debt:
Senior term notes			$608,203	$573,984
Other debt and capital leases			39,952	44,869
Total debt			$648,155	$618,853

	Three Months Ended June 30,		Six Months Ended June 30,
Table #5
Selected expense data	2012	2011	2012	2011

Rent expense	$16,346	$13,114	$30,337	$26,385

Depreciation and amortization included in direct costs:
Animal hospital	$15,066	$9,444	$26,292	$19,243
Laboratory	2,425	2,405	4,893	4,774
All other	1,843	421	3,345	831
Intercompany	(345)	(318)	(707)	(619)
	18,989	11,952	33,823	24,229
Depreciation and amortization included in selling, general and administrative expense	1,812	1,124	3,540	2,227
Total depreciation and amortization	$20,801	$13,076	$37,363	$26,456

Share-based compensation included in direct costs:
Laboratory	$58	$117	$181	$195

Share-based compensation included in selling, general and administrative expense:
Animal hospital	198	330	539	548
Laboratory	246	281	631	521
All other	139	73	291	128
Corporate	2,943	662	6,125	1,139
	3,526	1,346	7,586	2,336
Total share-based compensation	$3,584	$1,463	$7,767	$2,531

CONTACT:
VCA Antech, Inc.
Tomas Fuller
Chief Financial Officer
(310) 571-6505